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     FORM 3                    U.S. SECURITIES AND EXCHANGE COMMISSION
-------------------                   WASHINGTON D.C. 20549

                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                 Section 30(f) of the Investment Company Act of 1940

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
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1.  Name and Address of     2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
    Reporting Person           Requiring Statement
        Process Control        (Month/Day/Year)          PC-EPhone, Inc. (PCPH)
        (Holdings) Limited     June 20, 2002
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    (Last) (First)  (Middle)                          5. Relationship of Reporting                     6. If Amendment, Date of
    Strawhall Industrial Estate                          Person to Issuer                                 Original
------------------------------------------------------   ___ Director        X  10% Owner                 Month/Day/Year)
          (Street)          3. IRS Identification        ___ Officer (give   ___  Other                7. Individual or Joint/Group
                               Number of Reporting       title below)        (specify below)              Filing
    Carlow, Ireland            Person, if an Entity                                                       X  Form Filed by One
                               (Voluntary)                                                                   Reporting Person
-----------------------------------------------------------------------------------------------------     __ Form Filed by More
    (City)  (State)  (Zip)
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                                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security (Instruction 4)                 2. Amount of Securities   3. Ownership Forms     4.  Nature of Indirect
                                                         Beneficially Owned        Direct(D) or            Beneficial Ownership
                                                         (Instr. 4)                Indirect (I)            (Instr. 5)
                                                                                   (Instr. 5)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
                                      (Print or Type Responses)
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
FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)
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1. Title of Derivative   2. Date Exercisable and     3. Title and Amount      4. Conversion   5. Ownership Form     6. Nature of
   Security (Instr. 4)      Expiration Date             of Securities            or Exercise     of Derivative         Indirect
                            (Month/Day/Year)            Underlying Derivative    Price of        Security:             Beneficial
                                                        Securities (Instr. 4)    Derivative      Direct (D)            Ownership
                                                                                 Security        Indirect (I)          (Instr. 5)
                                                                                                 (Instr. 5)

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                                                                  Amount or
                               Date      Expiration               Number of
                            Exercisable     Date         Title     Shares
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Convertible Promissory        N/A (1)        N/A (1)     Common   2,501,728(1)     $.192             D
Note                                                     Stock
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 Explanation of Responses

     (1) In the event of a default on the indebtedness represented by the Convertible Promissory Note, such Convertible Promissory
Note becomes convertible into Common Stock of the Issuer at the option of the holder thereof. The number of underlying shares reported herein is the number of shares issuable upon conversion of the $480,331.70 current principal amount of indebtedness under the Convertible Promissory Note. The actual number of shares issuable upon conversion would include any accrued but unpaid interest on such principal amount.

     *** Intentional misstatements or omissions of facts constitute Federal      -----------------------------------     --------
         Criminal Violations.                                                     ***Signature of Reporting Person          Date
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


     Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
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